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                                                                    Exhibit 23.4

                 [LETTERHEAD OF GOODMAN AND CARR APPEARS HERE]



February 12, 1998

Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario
M4T 2Y9

Ladies and Gentlemen:

     We are acting as counsel to Cineplex Odeon Corporation, a Canadian corporation ("Cineplex Odeon"), in connection with the Management Information Circular and Proxy Statement/Prospectus, as amended (the "Information Circular/Prospectus") filed with the Securities and Exchange Commission, relating to the arrangement (the "Arrangement") to implement a business combination between Cineplex Odeon and LTM Holdings, Inc., a Delaware corporation.

     We hereby confirm that the discussion in the Information Circular/Prospectus under the heading "Tax Considerations to Cineplex Odeon Shareholders -- Certain Canadian Federal Income Tax Consequences," which refers to Goodman and Carr, subject to the qualifications set forth therein, represents our opinion regarding the principal consequences under the Income Tax Act generally applicable to a holder of Cineplex Odeon common shares under the Arrangement. No opinion is expressed on matters other than those specifically referred to herein.

     We hereby consent to the filing of this opinion as an exhibit to the Information Circular/Prospectus and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose except as specifically provided for herein.

Yours very truly,

/s/ GOODMAN AND CARR

GOODMAN AND CARR